Exhibit 99.1

Tower Group, Inc. Reports Record Premium Volume and Earnings for Third Quarter 2008

NEW YORK--(BUSINESS WIRE)--November 6, 2008--Tower Group, Inc. (NASDAQ: TWGP) today reported its financial results for the third quarter of 2008. For the three months ended September 30, 2008, net income totaled $16.7 million as compared to $14.4 million in the third quarter of 2007. Tower reported diluted earnings per share of $0.72 for the third quarter of 2008 as compared to $0.62 per share for the same period in 2007. Net income and diluted earnings per share excluding realized investment gains or losses (1) increased by 28.0% to $18.5 million and 27.4% to $0.79, respectively, as compared to the third quarter of 2007.

Key Operating Highlights (all percentage increases compare the third quarter 2008 results to the same period in 2007):

  Gross premiums written and produced (2) increased 34.4% to $203.1 million.
  Commission and fee based revenue increased 26.2% to $37.0 million.
  Strong underwriting profitability: combined ratio of 81.0% versus 83.4% in the prior year’s third quarter.
  Return on average equity excluding realized investment gains or losses(1) increased: 23.1% versus 19.6% in the prior year’s third quarter.

(1) Note on Non-GAAP Financial Measures: Net income excluding realized investment gains or losses is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. The tax rate used to calculate the net realized gains or losses on investments, net of tax, is 35%.

(2) Gross premiums written through our insurance subsidiaries and produced as managing general agent on behalf of other insurance companies, excluding assumed premiums written of $0.7 million, which was included in premiums produced by TRM. Gross premiums written increased to $157.2 million and premiums produced by TRM increased to $46.6 million.

Financial Summary ($ in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Gross premiums written	$157,207	$127,671	$458,282	$387,387
Premiums produced by managing general agency	46,616	23,433	106,006	24,094
Net premiums written	114,615	66,759	265,595	184,475
Net premiums earned	88,249	73,124	226,793	207,542
Total commission and fee income	37,009	29,337	104,189	64,547
Net investment income	8,174	9,615	26,335	27,016
Net realized (losses) gains on investments	(2,684)	(62)	(9,280)	10

Total revenues	130,747	112,014	348,037	299,115
Other income	(820)	746	700	4,874
Net income	16,716	14,384	41,739	38,391
Earnings per share – Basic	$0.73	$0.63	$1.81	$1.67
Earnings per share – Diluted	$0.72	$0.62	$1.80	$1.65
Return on average equity	20.9%	19.6%	17.7%	20.4%

Reconciliation of non-GAAP financial measures:
Net income	$16,716	$14,384	$41,739	$38,391
Net realized (losses) gains on investments, net of tax	(1,745)	(40)	(6,032)	7
Net income excluding realized investment gains or losses	18,461	14,424	47,771	38,385
Excluding realized investment gains or losses:
Earnings per share – Basic	$0.80	$0.63	$2.07	$1.67
Earnings per share – Diluted	$0.79	$0.62	$2.06	$1.65
Return on average equity	23.1%	19.6%	20.3%	20.4%

Michael H. Lee, President and Chief Executive Officer of Tower Group, Inc. stated, “Given the unprecedented financial turmoil, losses from Hurricanes Gustav and Ike and continuing soft market conditions that our industry experienced during the third quarter, we are extremely pleased that we were able to achieve another strong quarter of operating results. Our strong operating results were driven by our ability to continue to successfully execute on our growth strategy that focuses on territorial expansion as well as a prudent and disciplined underwriting strategy that emphasizes allocation of capital and resources to profitable market segments using our broad product platform and diversified distribution system. In addition, due to the actions that we have taken during the past year to further strengthen our investment portfolio, our balance sheet remains strong and well positioned to support our business plan going forward. Finally, the acquisitions of CastlePoint Holdings, Ltd. and Hermitage Insurance Group that we announced during the quarter are proceeding on track. Our continued strong operating performance combined with these strategic acquisitions will substantially increase our capital and revenues. We believe our enhanced financial strength positions us well to respond to the market challenges and opportunities.”

Gross premiums written increased to $157.2 million in the third quarter, which was 23.1% higher than in the third quarter of 2007.

Total revenues increased 16.7% to $130.7 million in the third quarter of 2008 as compared to $112.0 million in the prior year's third quarter. Net premiums earned represented 67.5% of total revenues for the three months ended September 30, 2008 compared to 65.3% for the same period in 2007. For the third quarter of 2008, we produced $46.7 million of premiums on behalf of CastlePoint Insurance Company through our insurance services segment resulting in $14.9 million in fee income.

Total commission and fee income increased 26.2% to $37.0 million in the third quarter of 2008 compared to $29.3 million in the third quarter of 2007.

Net investment income decreased by 15.0% to $8.2 million for the three months ended September 30, 2008 compared to $9.6 million for the same period in 2007. On a tax equivalent basis, the yield was 5.5% as of September 30, 2008 compared to 5.9% as of September 30, 2007. In addition, Tower determined that 12 securities consisting of corporate bonds and residential mortgage backed securities were other-than-temporarily impaired and realized a loss of $5.6 million. Including these impairments, Tower had a net realized loss on investments of $2.7 million.

Gross loss and loss adjustment expenses and the gross loss ratio for the three months ended September 30, 2008 were $70.1 million and 46.5%, respectively, compared to $69.9 million and 50.4%, respectively, in the same period in 2007. The net loss ratio was 49.8% in the three months ended September 30, 2008 and 54.7% in the same period in 2007. The decrease in the net loss ratio in the third quarter of 2008 compared to the same period in 2007 was due to lower accident year loss ratios as a result of favorable claims frequency in the homeowners’ line, the effect of earned pricing increases in the commercial multi peril liability and other liability lines, and a release of $3.2 million of net reserves due to lower than expected loss development from prior accident years in the commercial multi-peril and property lines, partially offset by unfavorable loss development in the workers’ compensation and auto liability lines. The Company’s net estimated losses for Hurricane Ike of $700,000, net of tax, which was previously announced, are included in the third quarter net losses.

Operating expenses were $58.5 million for the three months ended September 30, 2008 as compared to $47.7 million for the same period in 2007. Our gross expense ratio was 30.6% for the three months ended September 30, 2008 as compared to 29.2% in the same period in 2007.

Tower’s net income in the third quarter was affected by a loss from our 6.7% share of CastlePoint’s net loss resulting from realized investment losses and merger related expenses. The equity loss in CastlePoint was $820,000 for the three months ended September 30, 2008 as compared to income of $746,000 for the same period in 2007.

Dividend Declaration

Tower Group, Inc. announced today that the Company's Board of Directors has approved a quarterly dividend of $0.05 per share payable December 27, 2008 to stockholders of record as of December 15, 2008.

2008 and 2009 Guidance

Tower expects fourth quarter 2008 diluted earnings per share and net income, excluding realized investment gains and losses, to be in a range of $0.80 to $0.85 per diluted share and $18.5 million to $19.7 million, respectively. For the full year 2008, Tower projects diluted earnings per share to be in the range between $2.85 and $2.90 per diluted share including an adjustment for equity income in CastlePoint and excluding realized investment gains and losses. The adjustment for equity income in CastlePoint is based on realized investment losses and merger related costs which are estimated to affect Tower’s proportion of equity income in CastlePoint. The exclusion of the adjustment would increase Tower’s projected diluted earnings per share by approximately $0.07 for the full year 2008 period.

For 2009, including the effects of the CastlePoint transaction, Tower projects diluted earnings per share, excluding realized investment gains and losses, to be in a range between $3.20 and $3.40 per diluted share. Combined gross premiums written is projected to be in a range between $1.1 to $1.2 billion for 2009.

About Tower Group, Inc.

Tower Group, Inc. offers property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries offer insurance products to individuals and small to medium-sized businesses. Tower Group's insurance services subsidiaries provide underwriting, claims and reinsurance brokerage services to other insurance companies.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release or any other written or oral statements made by or on behalf of Tower and CastlePoint Holdings, Ltd. (“CastlePoint”), with which Tower has entered into an Agreement and Plan of Merger dated as of August 4, 2008, may include forward-looking statements that reflect Tower’s and CastlePoint’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the actual results of CastlePoint, Tower, HIG, Inc. (“Hermitage”), which CastlePoint has agreed to acquire pursuant to a Stock Purchase Agreement dated as of August 27, 2008 and with respect to which Tower and CastlePoint have entered into a separate asset purchase agreement dated as of August 26, 2008 pursuant to which Tower has agreed to acquire certain operating assets of Hermitage from CastlePoint, and the combined companies to differ materially from those indicated in these statements. The following factors, among others, could cause or contribute to such material differences: the ability to obtain governmental approvals or rulings on or regarding the Hermitage transactions or the Tower-CastlePoint merger on the proposed terms and schedule; the failure of the shareholders of CastlePoint or the stockholders of Tower to approve the Tower-CastlePoint merger; the failure to satisfy the closing conditions to the Hermitage acquisition or the Tower-CastlePoint merger; the risk that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the risk that the revenue opportunities, cost savings and other anticipated synergies from the Hermitage acquisition or the Tower-CastlePoint merger may not be fully realized or may take longer to realize than expected; disruption from the Hermitage acquisition or the Tower-CastlePoint merger making it difficult to maintain relationships with customers, employees, brokers and managing general agents; the risk that the U.S. or Bermuda tax authorities may view the tax treatment of the Hermitage acquisition or Tower-CastlePoint merger and/or the other transactions contemplated by the Hermitage stock purchase agreement or the Tower-CastlePoint merger agreement differently from CastlePoint and Tower’s tax advisors; costs relating to the transactions; ineffectiveness or obsolescence of the business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than the underwriting, reserving or investment practices of Hermitage, CastlePoint or Tower anticipate based on historical experience or industry data; the ability to obtain necessary governmental licenses; the ability to hire and retain executive officers and other key personnel; the effects of acts of terrorism or war; developments in the world's financial and capital markets that adversely affect the performance of Hermitage’s, CastlePoint’s and Tower’s investments; changes in regulations or laws applicable to Hermitage, CastlePoint, Tower and their respective subsidiaries, brokers or customers, including tax laws in Bermuda and the United States; acceptance of products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of Hermitage’s, CastlePoint’s or Tower’s reinsurers to pay claims timely or at all; decreased demand for Hermitage’s, CastlePoint’s or Tower’s insurance or reinsurance products; the effects of mergers, acquisitions and divestitures in the insurance and reinsurance sectors; changes in rating agency policies or practices; changes in legal theories of liability under Hermitage’s, CastlePoint’s and Tower’s insurance policies or the policies that it reinsures; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the assumptions underlying our pro forma projections and/or earnings guidance could prove incorrect due to, among other things, the foregoing factors, and neither CastlePoint nor Tower undertake any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Additional Information

Although the acquisition of Hermitage by CastlePoint and sale of Hermitage operating assets by CastlePoint to Tower is not subject to approval by either Tower or CastlePoint shareholders, information regarding the transaction will be included in the joint proxy statement/prospectus regarding the proposed Tower-CastlePoint merger.

Shareholders of Tower and CastlePoint are urged to read the joint proxy statement/prospectus regarding the proposed Tower-CastlePoint merger because it will contain important information. Tower and CastlePoint filed a preliminary joint proxy statement/prospectus with the Securities and Exchange Commission on September 30, 2008. A definitive joint proxy statement/prospectus is not yet available. Shareholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Tower and CastlePoint, without charge, at the Securities Exchange Commission’s Internet site (www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the Securities and Exchange Commission that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by accessing the companies’ websites:

http://www.twrgrp.com/ or http://www.castlepoint.bm/

Tower and CastlePoint, their respective directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from the shareholders of Tower and/or CastlePoint in respect of the proposed Tower-CastlePoint merger. Information regarding Tower’s directors and executive officers is available in its proxy statement filed with the Securities and Exchange Commission by Tower on April 11, 2008, and information regarding CastlePoint’s directors and executive officers is available in it proxy statement filed with the Securities and Exchange Commission by CastlePoint on April 29, 2008. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary joint proxy statement/prospectus and will be contained in the definitive joint proxy statement/prospectus when it becomes available.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a joint proxy statement/prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

For more information visit Tower's website at http://www.twrgrp.com/.

Tower has changed the presentation of its business results by combining its previously reported Insurance Segment with its Reinsurance Segment since reporting this segment separately was no longer meaningful. This will result in reporting two operating segments: the Insurance Segment which offers a broad range of property and casualty insurance products and services to small to mid-sized businesses and to individuals primarily in the Northeast states and which assumes reinsurance from other insurers, and the Insurance Services Segment which provides insurance brokering, claim administration, reinsurance intermediary services and other administrative services.

Insurance Segment Results of Operations
Third Quarter
($ in thousands)

	Three Months Ended
	September 30,
Revenues	2008	2007	Change (%)
Premiums earned
Gross premiums earned	$150,510	$138,752	8.5%
Less: Ceded premiums earned	(62,261)	(65,628)	-5.1%
Net premiums earned	88,249	73,124	20.7%
Ceding commission revenue	18,432	19,601	-6.0%
Policy billing fees	485	599	-19.0%
Total	107,166	93,324	14.8%

Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	70,119	69,888	0.3%
Less: ceded loss and loss adjustment expenses	(26,212)	(29,881)	-12.3%
Net loss and loss adjustment expenses	43,907	40,007	9.7%
Underwriting expenses
Direct commission expense	28,548	22,614	26.2%
Other underwriting expenses	17,920	18,551	-3.4%
Total underwriting expenses	46,468	41,165	12.9%
Underwriting Profit	$16,791	$12,152	38.2%

Key Measures
Premiums written
Gross premiums written	$157,207	$127,671	23.1%
Less: ceded premiums written	(42,592)	(60,912)	-30.1%
Net premiums written	$114,615	$66,759	71.7%
Loss Ratios
Gross	46.5%	50.4%
Net	49.8%	54.7%
Accident Year Loss Ratios
Gross	52.4%	50.5%
Net	53.3%	55.4%
Underwriting Expense Ratios
Gross	30.6%	29.2%
Net	31.2%	28.7%
Combined Ratios
Gross	77.1%	79.6%
Net	81.0%	83.4%

Insurance Segment Results of Operations
First Nine Months
($ in thousands)

	Nine Months Ended
	September 30,
Revenues	2008	2007	Change (%)
Premiums earned
Gross premiums earned	$424,280	$378,000	12.2%
Less: Ceded premiums earned	(197,486)	(170,458)	15.9%
Net premiums earned	226,794	207,542	9.3%
Ceding commission revenue	60,577	50,867	19.1%
Policy billing fees	1,445	1,444	0.1%
Total	288,816	259,853	11.1%

Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	207,201	194,056	6.8%
Less: ceded loss and loss adjustment expenses	(89,074)	(79,528)	12.0%
Net loss and loss adjustment expenses	118,127	114,528	3.1%
Underwriting expenses
Direct commission expense	76,658	62,906	21.9%
Other underwriting expenses	54,059	50,768	6.5%
Total underwriting expenses	130,717	113,674	15.0%

Underwriting Profit	$39,972	$31,651	26.3%

Key Measures
Premiums written
Gross premiums written	$458,282	$387,387	18.3%
Less: ceded premiums written	(192,687)	(202,912)	-5.0%
Net premiums written	$265,595	$184,475	44.0%
Loss Ratios
Gross	48.8%	51.3%
Net	52.1%	55.2%
Accident Year Loss Ratios
Gross	51.6%	51.7%
Net	54.1%	55.4%
Underwriting Expense Ratios
Gross	30.5%	29.7%
Net	30.3%	29.6%
Combined Ratios
Gross	79.3%	81.0%
Net	82.4%	84.8%

Insurance Services Segment Results of Operations ($ in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
Direct commission revenue from managing general agency	$15,287	$8,028	$35,353	$9,088
Claims administration revenue	1,606	524	3,576	1,624
Other administrative revenue (1)	846	326	2,426	924
Reinsurance intermediary fees(2)	254	254	540	595
Policy billing fees	99	5	271	5
Total	18,092	9,137	42,166	12,236
Expenses
Direct commissions expense paid to producers	6,857	3,808	15,382	3,959
Other insurance services expenses	3,225	1,687	7,970	2,302
Claims expense reimbursement to TICNY(3)	1,606	520	3,576	1,618
Total	11,688	6,015	26,928	7,879
Insurance Services Pre-tax Income	$6,404	$3,122	$15,238	$4,357

Premium produced by TRM on behalf of issuing companies	$46,616	$23,433	$106,006	$24,094

(1) Other administration revenue includes amounts reimbursed by CastlePoint Reinsurance for services rendered pursuant to a service and expense sharing agreement.

(2) Reinsurance intermediary fees include commissions earned for placement of reinsurance on behalf of our insurance subsidiaries.

(3) Consists of underwriting expenses reimbursed to TICNY pursuant to an expense sharing agreement.

Tower Group, Inc. Consolidated Balance Sheets

	(Unaudited)
($ in thousands, except par value and share amounts)	September 30, 2008	December 31, 2007
Assets
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $608,677 and $616,757)	$554,138	$606,488
Equity securities, available-for-sale, at fair value (cost of $7,051 and $14,429)	4,531	12,580
Total investments	558,669	619,068
Cash and cash equivalents	101,396	77,679
Investment income receivable	6,860	6,546
Agents' balances receivable	130,143	122,763
Reinsurance recoverable	245,507	207,828
Prepaid reinsurance premiums	122,021	124,834
Deferred acquisition costs, net of deferred ceding commission revenue	57,082	39,271
Deferred income taxes	34,824	22,802
Intangible assets	20,765	21,670
Goodwill	18,962	13,281
Fixed assets, net of accumulated depreciation	37,510	32,337
Investment in unconsolidated affiliate	30,274	32,615
Other assets	46,753	34,955
Total assets	$1,410,766	$1,355,649

Liabilities
Loss and loss adjustment expenses	$525,123	$501,183
Unearned premium	306,370	272,774
Reinsurance balances payable	75,878	58,740
Payable to issuing carriers	28,106	42,855
Funds held under reinsurance agreements	26,119	36,841
Accounts payable, accrued liabilities and other liabilities	29,947	32,833
Subordinated debentures	101,036	101,036
Total liabilities	1,092,579	1,046,262

Stockholders' Equity
Common stock ($0.01 par value per share; 40,000,000 shares authorized; 23,386,731 and 23,225,039 shares issued, and 23,307,939 and 23,185,173 shares outstanding)	234	232
Treasury stock (78,792 and 39,866 shares)	(1,074)	(493)
Paid-in-capital	207,498	205,435
Accumulated other comprehensive net loss	(39,288)	(8,322)
Retained earnings	150,817	112,535
Total stockholders' equity	318,187	309,387
Total liabilities and stockholders' equity	$1,410,766	$1,355,649

Tower Group, Inc. Consolidated Statements of Income and Comprehensive Net Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands, except share and per share amounts)	2008	2007	2008	2007
Revenues
Net premiums earned	$88,249	$73,124	$226,793	$207,542
Ceding commission revenue	18,432	19,601	60,577	50,867
Insurance services revenue	17,993	9,137	41,896	12,236
Net investment income	8,174	9,615	26,335	27,016
Net realized gains (losses) on investments	(2,684)	(62)	(9,280)	10
Policy billing fees	583	599	1,716	1,444
Total revenues	130,747	112,014	348,037	299,115
Expenses
Loss and loss adjustment expenses	43,907	40,007	118,127	114,528
Direct and ceding commission expense	35,406	26,422	92,040	66,865
Other operating expenses	23,060	21,311	66,917	55,832
Interest expense	2,110	2,313	6,593	6,843
Total expenses	104,483	90,053	283,677	244,068

Other Income
Equity income (loss) in unconsolidated affiliate	(820)	746	700	2,169
Gain from issuance of common stock of unconsolidated affiliate	-	-	-	2,705
Income before income taxes	25,444	22,707	65,060	59,921
Income tax expense	8,728	8,323	23,321	21,530
Net income	$16,716	$14,384	$41,739	$38,391

Gross unrealized investment holding losses arising during period	(31,732)	(9,140)	(54,201)	(20,169)
Equity in net unrealized losses in investment in unconsolidated affiliate’s investment portfolio	(1,615)	(236)	(2,722)	(658)
Less: reclassification adjustment for (gains) losses included in net income	2,684	62	9,280	(10)
Income tax benefit (expense) related to items of other comprehensive income	10,732	3,260	16,675	7,293
Comprehensive net income (loss)	($3,215)	$8,330	$10,771	$24,847

Basic and diluted earnings per share
Basic	$0.73	$0.63	$1.81	$1.67
Diluted	$0.72	$0.62	$1.80	$1.65

Weighted average common shares outstanding:
Basic	23,054,860	22,983,325	23,029,541	22,622,672
Diluted	23,251,173	23,189,031	23,244,577	22,885,001

Dividends declared and paid per common share:
Common stock	$0.05	$0.05	$0.15	$0.10

CONTACT:
Tower Group, Inc.
Thomas Song, 212-655-4789
Managing Vice President
tsong@twrgrp.com